United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 3, 2008 (November 5, 2007)
GENESIS HOLDINGS, INC. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-33073 (Commission File Number)	20-2775009 (IRS Employer Identification No.)

1525 Clover Hill Rd., Mansfield, Texas 76063
(Address of principal executive offices) (Zip Code)

(817) 477-3863
(Registrant's telephone number)

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 5, 2007, the Board of Directors of Genesis Holdings, Inc. (the “Registrant”) appointed Lenny Amado as a director to fill a vacancy on the Board and to serve on the Board until his successor has been elected at the next annual meeting of the Registrant’s shareholders or until his earlier resignation, removal, or death. Mr. Amado has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Amado began serving as the Vice President of Operations for Nutritional Beverages, a dietary supplements manufacturer based in Phoenix, Arizona, in August of 2003. In January of 2006 he also took over the daily operations management for Aerobic Life Industries, a sales and marketing company based in Phoenix, Arizona, which focuses on selling dietary supplement products. All manufacturing and sales for both companies are housed in a 15000 square foot facility with 22 employees. Prior to joining Nutritional Beverages and Aerobic Life Industries, Mr. Amado worked from 2001 to 2003 as the General Manager of Bottled Water Images in Phoenix, Arizona, a bottled water company selling niche products to retail markets.

Neither the Registrant nor any of its subsidiaries has entered into any transactions with Mr. Amado described in Item 404(a) of Regulation S-B. Mr. Amado was not appointed pursuant to any arrangement or understanding between Mr. Amado and any other person.

In connection with Mr. Amado’s appointment to the Board, the Registrant did not enter into or materially amend any plan, contract, or arrangement that Mr. Amado will participate in as a director of the Registrant. Mr. Amado will be compensated for his service on the Board in the same manner as other non-employee members of the Board.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 2, 2008

Genesis Holdings, Inc., a Nevada corporation

	By:	/s/ Jason Pratte
Jason Pratte, CEO